UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2011

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On February 9, 2011, the Compensation Committee of the Board of Directors of United Online, Inc. (the “Company”) authorized a stock option grant (the “Options”) under the Company’s 2010 Incentive Compensation Plan for each of the Company’s named executive officers set forth below for the number of shares of the Company’s common stock indicated below for such officer.

Name:	Title:	Number of Shares Subject to Options:
Mark R. Goldston	Chairman, President and Chief Executive Officer	1,000,000
Scott H. Ray	Executive Vice President and Chief Financial Officer	200,000
Frederic A. Randall, Jr.	Executive Vice President and Chief Strategy Officer	175,000
Robert J. Taragan	President, Communications Segment	200,000
Neil P. Edwards	SVP, Finance, Treasurer, and Chief Accounting Officer	150,000

Each of the authorized grants will become effective on February 15, 2011 (the “Effective Date”), and each of the Options will have an exercise price per share equal to the closing selling price per share of the Company’s common stock on the Effective Date.  Each of the Options will vest and become exercisable in a series of three successive equal annual installments upon the officer’s completion of each year of service with the Company over the three-year period measured from the Effective Date.  The Options will also be subject to accelerated vesting upon the occurrence of certain events as specified in the stock option agreement, in the case of Mr. Edwards, and in their respective existing employment agreements, in the case of the other officers.  Each of the Options will have a maximum term of ten years measured from the Effective Date, subject to earlier termination following the officer’s cessation of service with the Company.

The foregoing description of the material terms of the Options does not purport to be a complete description of the Options and is qualified in its entirety by reference to the stock option award agreement applicable to each of the Options, the forms of which will be filed as an exhibit with the Company’s Form 10-K for the year ended December 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2011	UNITED ONLINE, INC.

	By:	/s/ Scott H. Ray
Scott H. Ray
Executive Vice President and Chief Financial Officer